SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________

FORM 8-K
___________________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 14, 2016
___________________

RESEARCH FRONTIERS INCORPORATED
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

DELAWARE	1-9399	11-2103466
(STATE OR OTHER JURISDICTION	(COMMISSION FILE NUMBER)	(IRS EMPLOYER
OF INCORPORATION)		IDENTIFICATION NO.)

240 CROSSWAYS PARK DRIVE
WOODBURY, NEW YORK 11797-2033
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES AND ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (516) 364-1902

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

Rochester, Michigan – June 14, 2016. On June 15-16, 2016 Research Frontiers CEO, Joseph M. Harary, will be the keynote speaker, and has been selected as the event chairman, at the annual CTI Automotive Glazing USA Conference in Rochester, Michigan.

Mr. Harary’s keynote address will focus on a real-world analysis of the use, benefits and reliability of SPD-SmartGlass on automotive and other glazings. SPD-SmartGlass technology, which allows users to instantly vary the tint of glass or plastic, is currently being used in the automotive, aircraft, marine, architectural and museum industries. Some of the benefits include significant heat reduction inside the vehicle (by up to 18ºF/10ºC), UV protection, glare control, reduced noise and reduced fuel consumption. Independent calculations also show that use of SPD-SmartGlass can reduce CO2 emissions by four grams per kilometer, and increase the driving range of electric vehicles by approximately 5.5 percent.

“There is a growing list of benefits of SPD-SmartGlass technology that automotive OEMs have focused on in determining to put SPD-SmartGlass into serial production,” noted Joseph M. Harary, President and CEO of Research Frontiers. “Performance and reliability of SPD-SmartGlass in the automotive and other industries have also now been empirically established through many years of reliable, problem-free, operation in tens of thousands of cars on the road. Now that the industry is moving more firmly towards electric and autonomously driven vehicles, the benefits of SPD-SmartGlass technology become even more important. We will focus on these real-world benefits and the expanded use of SPD-SmartGlass in this week’s automotive glass conference.”

An example of the automotive industry’s adoption of SPD-SmartGlass technology can be found on various models from Daimler. The MAGIC SKY CONTROL feature, which is now in use on thousands of Mercedes-Benz SLs, SLKs, Maybach and S-Class models around the world, uses patented SPD-SmartGlass technology developed by Research Frontiers to turn the roof transparent by electrically aligning tiny particles in a thin film within the glass. With the touch of a button, drivers and passengers can instantly change the tint of their roof to help keep out harsh sunlight and heat, and create an open-air feeling even when the sunroof is closed. Glass or plastic using Research Frontiers’ patented SPD-SmartGlass technology effectively blocks UV and infrared rays in both clear and darkly tinted modes, helping keep the cabin cooler, and protecting passengers and interiors. These benefits become even more important when a car uses large surface areas of glass, especially in warm climates.

SPD-Smart technology has proven itself in many aspects, from durability and performance, to sales. Before putting cars into serial production, Mercedes-Benz put the MAGIC SKY CONTROL roof using SPD-SmartGlass technology through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC). MAGIC SKY CONTROL blocks over 99% of harmful UV radiation and substantially reduces heat inside the vehicle. Test data published by Mercedes-Benz shows the ability of the roof to reduce sun exposure to 1/20th of direct exposure levels (from over 1,000 watts/square meter to less than 50 watts/square meter). When compared to conventional automotive glass, Mercedes-Benz reported that the use of SPD-SmartGlass significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions.

The main topics of Car Training Institute’s (CTI) Automotive Glazing USA conference this Wednesday and Thursday will be trends and innovations in automotive glazing, smart glass, photovoltaics and polycarbonate glazings and scratch resistant coatings. Please see the event website for more information.

Details are noted in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference. The Research Frontiers press release is also available on the Company's website at www.SmartGlass.com and at various other places on the internet.

This report and the press releases referred to herein may include statements that may constitute "forward-looking" statements as referenced in the Private Securities Litigation Reform Act of 1995. Those statements usually contain words such as "believe", "estimate", "project", "intend", "expect", or similar expressions. Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management's current views and projections regarding economic conditions, industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company's financial condition and several business factors. Additional information regarding these and other factors may be included in the Company's quarterly 10-Q and 10K filings and other public documents, copies of which are available from the Company on request. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this report.

The information in this Form 8-K or the press release reproduced herein shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

99.1      Research Frontiers Press Release dated June 14, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESEARCH FRONTIERS INCORPORATED

/s/ Seth L. Van Voorhees
By:	Seth L. Van Voorhees
Title:	CFO and VP, Business Development

Dated: June 14, 2016